Exhibit 99.1

News Release	For Immediate Release
January 20, 2004
Greer State Bank	For Additional Information
1111 West Poinsett Street	Contact: Dennis Hennett
Greer, SC 29650	Phone: (864) 848-5118

Greer Bancshares Incorporated Reports Earnings for Fourth Quarter and 2003

GREER, SC – Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported net income of $598,000 or 37 cents per diluted share for the quarter ended December 31, 2003, compared to $781,000 or 47 cents per diluted share for the fourth quarter of 2002 (which included extraordinary income from a gain on the sale of land), a decrease in net income of 21%. Net income for calendar year 2003 was $2,232,000 or $1.37 per diluted share, down 12% from the $2,523,000 or $1.56 per diluted share for calendar year 2002.

Greer State Bank’s annualized return on average assets and average shareholders’ equity, two common measures of bank performance, were 1.13% and 12.32% respectively, compared to 1.37% and 15.63% in 2002. Greer State Bank’s balance sheet increased 11% in 2003, ending the year with Total Assets of $214 million, up $21 million from yearend 2002.

“With 45-year lows in interest rates and a soft economy, 2003 was a very challenging year for bank earnings,” commented Dennis Hennett, president of Greer State Bank. “In 2002, we reported record earnings, partially due to extraordinary income from a gain on the sale of real estate, and it was very difficult to match that performance again in the economy of 2003. We are optimistic that 2004 will be a better year for the economy and for our bank’s performance.”

Greer State Bank is now in its sixteenth year of operations and serves the greater Greer community with three offices and two electronic banking channels, TeleBanker (879-2265) and www.greerstatebank.com.